UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2013

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-34872 (Commission File Number)	27-2481988 (IRS Employer Identification No.)

2100 Rexford Road, Suite 414 Charlotte, North Carolina (Address of principal executive offices)	28211 (Zip Code)
Registrant’s telephone number, including area code: (704) 496-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2013, Campus Crest Communities, Inc., a Maryland corporation (the “Company”), through Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) entered into an amendment to its existing credit agreement (the “Amendment”) with Citibank, N.A. and certain other lenders. The Amendment provides that (i) for so long as the Company’s investment in the group of properties comprising the Copper Beech Townhome Communities portfolio (the “CB Portfolio”) constitutes an investment in a joint venture under the terms of the credit agreements, such investment will be excluded from the calculation of certain negative covenants relating to the aggregate amount of the Company’s investments as a percentage of total asset value; and (ii) in the event such investment becomes an investment in a subsidiary that is not wholly-owned, it will be permitted under the terms of the credit agreement. In addition, the Amendment provides for the inclusion of a $31.7 million loan to certain members of the companies comprising the CB Portfolio in the calculation of the negative covenants described in clause (i) above. Finally, pursuant to the Amendment, the Company’s investment in the CB Portfolio will be excluded from the calculation of the secured debt ratio financial covenant in the credit agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibits are filed herewith:

Exhibits Number	Description

10.1	First Amendment to Second Amended and Restated Credit Agreement dated as of February 22, 2013 among Campus Crest Communities Operating Partnership, LP, Citibank, N.A. and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

Date: February 27, 2013	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr.
Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibits Number	Description

10.1	First Amendment to Second Amended and Restated Credit Agreement dated as of February 22, 2013 among Campus Crest Communities Operating Partnership, LP, Citibank, N.A. and the other parties thereto.